Exhibit (h)(1)

MANAGING DEALER AGREEMENT

[ ], 2024

AMG Distributors, Inc.

680 Washington Blvd.

Suite 500

Stamford, CT 06901

This Managing Dealer Agreement (this “Agreement”) is entered into by and between AMG Comvest Senior Lending Fund, a Delaware statutory trust (the “Fund”), and AMG Distributors, Inc. (the “Managing Dealer”).

The Fund has filed one or more registration statements with the U.S. Securities and Exchange Commission (the “SEC”) (each, a “Registration Statement”). In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, the most current effective form of the registration statement related to the Fund’s common shares of beneficial interest, $0.001 par value per share (“Common Shares”), as may be amended from time to time.

Each Registration Statement shall register an ongoing offering (each, an “Offering”) of the Fund’s Common Shares, which may consist of such classes of Common Shares as may be set forth in the Registration Statement from time to time (the “Shares”). In this Agreement, unless explicitly stated otherwise, “the Offering” means each Offering covered by a Registration Statement and “Shares” means the Shares being offered in the Offering.

The Offering is and shall be comprised of a maximum amount set forth in the Prospectus (as defined in Section 1.a. below) that will be issued and sold to the public at the public offering prices per Share determined as set forth in the Prospectus, as may be amended from time to time, pursuant to a primary offering (the “Primary Shares”). The Fund will also issue shares pursuant to its Dividend Reinvestment Plan (the “DRIP Shares”). In connection with the Offering, the minimum purchase by any one person shall be as set forth in the Prospectus (except as otherwise indicated in any letter or memorandum from the Fund to the Managing Dealer).

In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

The Fund intends to initially offer to the public four classes of Shares and may offer additional classes of shares at it may determine appropriate from time to time. The differences between the classes of Shares and the eligibility requirements for each class are described in detail in the Prospectus. The Shares are to be offered and sold to the public as described under the caption “Plan of Distribution” in the Prospectus. Except as otherwise agreed by the Fund and the Managing Dealer, Shares sold through the Managing Dealer are to be sold through the Managing Dealer, as the Managing Dealer, and the brokers (each a “Broker” and collectively, the “Brokers”) with whom the Managing Dealer has entered into or will enter into a selected intermediary agreement related to the distribution of Shares substantially in the form attached to this Agreement as Exhibit “A” or such other form as the officers of the Fund may deem appropriate (each a “Selected Intermediary Agreement”) at a purchase price equal to the Fund’s then-current net asset value (“NAV”) per share applicable to the class of Shares being purchased. For shareholders who participate in the Fund’s Dividend Reinvestment Plan, the cash distributions attributable to the class of Shares that each shareholder owns will be automatically invested in additional shares of the same class unless they elect to receive their distributions in cash by notifying the Fund in writing at least 5 business days prior to the distribution date fixed by the Board of Trustees for such dividend. The DRIP Shares are to be issued and sold to shareholders of the Fund at a purchase price equal to the most recent available NAV per share for such shares at the time the distribution is payable.

Terms not defined herein shall have the same meaning as in the Prospectus. Now, therefore, the Fund hereby agrees with the Managing Dealer as follows:

1. Representations and Warranties of the Fund: The Fund represents and warrants to the Managing Dealer and each Broker participating in an Offering, with respect to such Offering, as applicable, that:

a. A Registration Statement with respect to the Shares has been prepared by the Fund in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the SEC promulgated thereunder, covering the Shares. Copies of such Registration Statement and each amendment thereto have been or will be delivered to the Managing Dealer. The prospectus contained therein, as finally amended and revised at the effective date of the Registration Statement (including at the effective date of any post-effective amendment thereto), is hereinafter referred to as the “Prospectus,” except that if the prospectus or prospectus supplement filed by the Fund pursuant to Rule 424 under the Securities Act shall differ from the Prospectus on file at the Effective Date, the term “Prospectus” shall also include such prospectus or prospectus supplement filed pursuant to Rule 424. “Effective Date” means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC. “Filing Date” means the applicable date upon which the initial Prospectus or any amendment or supplement thereto is filed with the SEC.

b. The Fund has been duly and validly organized and formed as a statutory trust under the laws of the State of Delaware, with the power and authority to conduct its business as described in the Prospectus.

c. As of the Effective Date or Filing Date, as applicable, the Registration Statement and Prospectus complied or will comply in all material respects with the Securities Act and the Rules and Regulations. The Registration Statement, as of the applicable Effective Date, does not and will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and the Prospectus as of the applicable Filing Date, does not and will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the foregoing provisions of this Section 1.c. will not extend to such statements contained in or omitted from the Registration Statement or Prospectus as are primarily within the knowledge of the Managing Dealer or any of the Brokers and are based upon information furnished by the Managing Dealer in writing to the Fund specifically for inclusion therein.

d. The Fund intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

e. No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Fund of this Agreement or the issuance and sale by the Fund of the Shares, except such as may be required under the Securities Act and the Rules and Regulations, by the Financial Industry Regulatory Authority, Inc. (“FINRA”) or applicable state securities laws.

f. Unless otherwise described in the Registration Statement and Prospectus, there are no actions, suits or proceedings pending or to the knowledge of the Fund, threatened against the Fund at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which will have a material adverse effect on the business or property of the Fund.

g. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Fund will not conflict with or constitute a default under any charter, by-law, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Fund, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

h. The Fund has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

i. At the time of the issuance of the Shares, the Shares will have been duly authorized and, when issued and sold as contemplated by the Prospectus and the Fund’s charter, as amended and supplemented, and upon payment therefor as provided by the Prospectus and this Agreement, will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.

j. The financial statements of the Fund included in the Prospectus present fairly in all material respects the financial position of the Fund as of the date indicated and the results of its operations for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

k. Upon the commencement of the Offering, the Fund will be a diversified, closed-end management investment company that has elected to be treated as a business development company under the 1940 Act, and has not withdrawn such election, and the SEC has not ordered that such election be withdrawn nor to the Fund’s knowledge have proceedings to effectuate such withdrawal been initiated or threatened by the SEC.

l. Any and all printed sales literature or other materials which have been approved in advance in writing by the Fund and appropriate regulatory agencies for use in the Offering (“Authorized Sales Materials”) prepared by the Fund and any of its affiliates specifically for use with potential investors in connection with the Offering, when used in conjunction with the Prospectus, did not at the time provided for use, and, as to later provided materials, will not at the time provided for use, include any untrue statement of a material fact nor did they at the time provided for use, or, as to later provided materials, will they, omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and when read in conjunction with the Prospectus, not misleading.

m. Except as disclosed in the Registration Statement and the Prospectus, no person is serving or acting as investment adviser of the Fund, except in accordance with the applicable provisions of the 1940 Act and the Advisers Act and the applicable published rules and regulations thereunder.

n. The issuance and sale of the Shares have been duly authorized by the Fund, and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable.

2. Covenants of the Fund. The Fund covenants and agrees with the Managing Dealer that:

a. It will, at no expense to the Managing Dealer, transmit to the Managing Dealer with such number of copies of the Registration Statement, including all amendments and exhibits thereto, as the Managing Dealer may reasonably request. It will similarly transmit to the Managing Dealer and others designated by the Managing Dealer as many copies of the following documents as the Managing Dealer may reasonably request: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; (b) this Agreement; and (c) any other Authorized Sales Materials (provided that the use of said Authorized Sales Materials has been first approved for use by all appropriate regulatory agencies).

b. It will transmit such proper information and execute and file such documents as may be necessary for the Fund to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Managing Dealer may reasonably designate and will file and make in each year such statements and reports as may be required. The Fund will transmit to the Managing Dealer upon request a copy of such documents filed by the Fund in connection with any such qualification.

c. It will: (a) use its commercially reasonable efforts to cause the Registration Statement to become effective; (b) transmit copies of any proposed amendment or supplement of the Registration Statement or Prospectus to the Managing Dealer; (c) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; and (d) if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, it will promptly notify the Managing Dealer and, to the extent the Fund determines such action is in the best interests of the Fund, use its commercially reasonable efforts to obtain the lifting of such order.

d. If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Fund or the Managing Dealer, the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in view of the circumstances under which they were made, not misleading, the Fund will promptly notify the Managing Dealer thereof (unless the information shall have been received from the Managing Dealer) and will effect the preparation of an amended or supplemental Prospectus which will correct such statement or omission. The Fund will then promptly prepare such amended or supplemental Prospectus or Prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

e. It will disclose a per share estimated value of the Shares and related information in accordance with the requirements of FINRA Rule 2310(b)(5).

3. Obligations and Compensation of Managing Dealer

a. The Fund hereby appoints the Managing Dealer as its agent and principal Managing Dealer for the purpose of selling for cash to the public up to the maximum amount set forth in the Prospectus through Brokers, all of whom shall be members of FINRA. The Managing Dealer hereby accepts such agency and Managing Dealership and agrees to use its best efforts to sell the Shares on said terms and conditions set forth in the Prospectus with respect to each Offering and any additional terms or conditions specified in this Agreement, as it may be amended from time to time. The Managing Dealer represents to the Fund that it is a member in good standing of FINRA and that it and its employees and representatives have all required licenses and registrations to act under this Agreement. With respect to the Managing Dealer’s participation in the distribution of the Shares in the Offering, the Managing Dealer agrees to comply in all material respects with the applicable requirements of the Securities Act, the Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and all other state or federal laws, rules and regulations applicable to the Offering and the sale of Shares, all applicable state securities or blue sky laws and regulations, and the rules of FINRA applicable to the Offering, from time to time in effect, including, without limitation, FINRA Rules 2040, 2111, 2310, 5110 and 5141. The Managing Dealer agrees to prepare, with the Fund’s cooperation, the required filings under FINRA Rule 2310, and file the same with FINRA (the “2310 Filing”).

b. Promptly after the initial Effective Date of the Registration Statement, the Managing Dealer and the Brokers shall commence the offering of the Shares in the Offering for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted. The Managing Dealer and the Brokers will immediately suspend or terminate offering of the Shares upon request of the Fund at any time and will resume offering the Shares upon subsequent request of the Fund.

c. As provided in the “Plan of Distribution” section of the Prospectus, which may be amended and restated from time to time, subject to the limitations set forth in this Section 3, the Fund will pay to the Managing Dealer a Shareholder Servicing and/or Distribution Fee as set forth in the Prospectus with respect to certain classes of Shares (“Distribution Shares”); provided that the Fund may retain all or any portion of such amounts to satisfy payment obligations in respect of shareholder servicing or distributions arrangements with other parties, including with Brokers or Servicing Brokers, pursuant to Section 3(e) below in which the Fund may direct such payments to such parties on an agency basis. The Fund will pay the Shareholder Servicing and/or Distribution Fee to the Managing Dealer monthly in arrears.

d. [Reserved.]

e. The Managing Dealer may reallow all or a portion of the front end sales charge and/or Shareholder Servicing and/or Distribution Fee to any Brokers who sold Distribution Shares to the extent the Selected Intermediary Agreement with such Broker provides for such a reallowance and such Broker is in compliance with the terms of such Selected Intermediary Agreement related to such reallowance. Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Broker who sold the Shares is no longer the intermediary of record with respect to such Shares or the Broker no longer satisfies any or all of the conditions in its Selected Intermediary Agreement for the receipt of the Shareholder Servicing and/or Distribution Fees with respect to such Shares, then Broker’s entitlement to the Shareholder Servicing and/or Distribution Fees related to such Shares, as applicable, shall cease in, and Broker shall not receive the Shareholder Servicing and/or Distribution Fee for, that month or any portion thereof (i.e., Shareholder Servicing and/or Distribution Fees are payable with respect to an entire month without any proration). Intermediary transfers will be made effective as of the start of the first business day of a month.

Thereafter, such Shareholder Servicing and/or Distribution Fee may be reallowed to the then-current intermediary of record of such Shares, as applicable, if any such intermediary of record has been designated (the “Servicing Broker”), to the extent such Servicing Broker has entered into a Selected Intermediary Agreement or similar agreement with the Managing Dealer (“Servicing Agreement”) and such Selected Intermediary Agreement or Servicing Agreement with the Servicing Broker provides for such reallowance and the Servicing Broker is in compliance with the terms of such agreement related to such reallowance. In this regard, all determinations will be made by the Managing Dealer in good faith in its sole discretion. The Managing Dealer may also reallow some or all of the Shareholder Servicing and/or Distribution Fee to other intermediaries who provide services with respect to the Shares (who shall be considered additional Servicing Brokers) pursuant to a Servicing Agreement with the Managing Dealer to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Broker is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

f. Unless otherwise disclosed in the Prospectus, at the end of the month in which the Managing Dealer in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and Shareholder Servicing and/or Distribution Fees paid would exceed, in the aggregate, 10% of the gross proceeds of the Fund (or a lower limit as determined by the Managing Dealer or the applicable Broker), the Managing Dealer shall cease receiving the Shareholder Servicing and/or Distribution Fee on either (i) each such share that would exceed such limit or (ii) all Shares in such shareholder’s account, in the Managing Dealer’s discretion. At the end of such month, the applicable Distribution Shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV. In addition, the Managing Dealer will cease receiving the Shareholder Servicing and/or Distribution Fee on Class S shares, Class D shares and Class F shares in connection with an Offering (i.e., pursuant to the Registration Statement for such Offering) upon the earlier to occur of the following: (i) a listing of Class I shares, (ii) the merger or consolidation of the Fund with or into another entity, or the sale or other disposition of all or substantially all of the Fund’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including commissions, the Shareholder Servicing and/or Distribution Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Primary Shares sold in such Offering, as determined in good faith by the Managing Dealer in its sole discretion. For purposes of this Agreement, the portion of the Shareholder Servicing and/or Distribution Fee accruing with respect to Distribution Shares of the Fund’s Common Shares issued (publicly or privately) by the Fund during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

g. The terms of any reallowance of the Shareholder Servicing and/or Distribution Fee shall be set forth in the Selected Intermediary Agreement or Servicing Agreement entered into with the Brokers or Servicing Brokers, as applicable. The Fund will not be liable or responsible to any Broker or Servicing Broker for any reallowance of Shareholder Servicing and/or Distribution Fee to such Broker or Servicing Broker, it being the sole and exclusive responsibility of the Managing Dealer for payment of Shareholder Servicing and/or Distribution Fee to Brokers and Servicing Brokers. Notwithstanding the foregoing, at the discretion of the Fund, the Fund may act as agent of the Managing Dealer by making direct payment of Shareholder Servicing and/or Distribution Fees to Brokers on behalf of the Managing Dealer without incurring any liability. Further, the Fund is not responsible for any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Brokers.

h. In addition to the other items of underwriting compensation set forth in this Section 3, the Fund shall reimburse the Managing Dealer for all items of underwriting compensation referenced in the Prospectus, to the extent the Prospectus indicates that they will be paid by the Fund and to the extent permitted pursuant to prevailing rules and regulations of FINRA. The Fund shall reimburse the Managing Dealer for filing fees paid in connection with the 2310 Filing.

i. In addition to reimbursement as provided under Section 3.h, and subject to prevailing rules and regulations of FINRA, the Fund shall also pay directly or reimburse the Managing Dealer for reasonable bona fide due diligence expenses incurred by any Broker as described in the Prospectus. The Managing Dealer shall obtain from any Broker and provide to the Fund a detailed and itemized invoice for any such due diligence expenses. Notwithstanding anything contained herein to the contrary, no payments or reimbursements made by the Fund with respect to a particular Offering hereunder shall cause total underwriting compensation and total organization and offering expenses, defined under Omnibus Guidelines (as defined in Section 4.a. below) and FINRA rules, to exceed 10% and 15%, respectively, of gross proceeds from such Offering.

j. The Managing Dealer represents that it will comply fully with all applicable currency reporting, anti-money laundering, anti-corruption and anti-terrorist laws and regulations, and any other applicable laws, rules, regulations and interpretations of any other applicable regulatory or self-regulatory body.

k. (i) The Managing Dealer has in place internal controls, policies, and procedures (“AML Program”) that are reasonably designed to detect, identify, and report illegal activity, including money laundering, and further represents that it has implemented, complies with and will comply with anti-money laundering policies and procedures that satisfy and will continue to satisfy the requirements of applicable anti-money laundering and “know your customer” laws, rules and regulations, including, without limitation, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the U.S. Foreign Corrupt Practices Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the U.S. International Emergency Economic Powers Act, and the U.S. Trading with the Enemy Act, as each may be amended from time to time. (ii) The Managing Dealer’s AML Program, at a minimum; (1) designates a compliance office to administer and oversee the AML Program; (2) provides ongoing employee training; (3) includes an independent audit function to test the effectiveness of the Program; (4) establishes internal policies, procedures, and controls that are tailored to its particular business; (5) includes a Customer Identification Program (“CIP”) consistent with the rules under Section 326 of the USA Patriot Act; (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, suspicious activity reports and (7) provides for screening Clients against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the USA Patriot Act. The Managing Dealer acknowledges and agrees that it is responsible for monitoring and complying with anti-money laundering and CIP requirements applicable to all shareholders. (iii) The Managing Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Broker engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). The Managing Dealer represents and warrants that it has, and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

l. The Managing Dealer represents and warrants to the Fund and each person and firm that signs the Registration Statement that the information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Fund by the Managing Dealer in writing expressly for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

m. The Managing Dealer and all Brokers will offer and sell the Shares at the public offering prices per share as determined in accordance with the Prospectus.

n. The Managing Dealer agrees to update the Chief Compliance Officers of the Fund via written communication on a quarterly basis regarding any compliance issues that have occurred since the prior quarter.

o. The Managing Dealer agrees, and will ensure through the Selected Intermediary Agreement, the Brokers agree to transmit a copy of the executed Subscription Agreement, stating among other things, the name of the purchaser, current address, and the amount of the investment to the Transfer Agent, together with a check or wire transfer (an “instrument of payment”).

4. Indemnification.

a. To the extent permitted by the Fund’s charter, Section 17(h) and Section 17(i) of the 1940 Act, the provisions of Article II.G of the North American Securities Administrators Association, Inc. Omnibus Guidelines Statement of Policy adopted on March 29, 1992 and as amended on May 7, 2007 and from time to time (the “Omnibus Guidelines”), and subject to the limitations below, the Fund will indemnify and hold harmless the Brokers and the Managing Dealer, their officers and directors and each person, if any, who controls such Broker or Managing Dealer within the meaning of Section 15 of the Securities Act (the “Indemnified Persons”) from and against any losses, claims, damages or liabilities (“Losses”), joint or several, to which such Indemnified Persons may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or (ii) in any blue sky application or other document executed by the Fund or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Fund under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”) or (iii) in any Authorized Sales Materials, or (b) the omission to state in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or in any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Fund’s material breach of any representation or warranty made by it to the Managing Dealer, or (d) is the result of Fund’s, or its agents’ acting on its behalf, willful misfeasance, fraud, bad faith, or gross negligence with respect to its obligations under this Agreement. The Fund will reimburse the Managing Dealer and each Indemnified Person of the Managing Dealer for any reasonable legal or other expenses reasonably incurred by the Managing Dealer or such Indemnified Person in connection with investigating or defending such Loss.

Notwithstanding the foregoing provisions of this Section 4.a., the Fund may not indemnify or hold harmless the Managing Dealer, any Broker or any of their affiliates in any manner that would be inconsistent with the provisions to Article II.G of the Omnibus Guidelines. In particular, but without limitation, the Fund may not indemnify or hold harmless the Managing Dealer, any Broker or any of their affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

(i) There has been a successful adjudication on the merits of each count involving alleged securities law violations;

(ii) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii) A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Further notwithstanding the foregoing provisions of this Section 4.a., the Fund will not be liable in any such case to the extent that any such Loss or expense arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with written information furnished (x) to the Fund by the Managing Dealer or (y) to the Fund or the Managing Dealer by or on behalf of any Broker specifically for use in the Registration Statement, the Prospectus, or any post-effective amendment or supplement, any Blue Sky Application or any Authorized Sales Materials, and, further, the Fund will not be liable for the portion of any Loss in any such case if it is determined that such Broker or the Managing Dealer was at fault in connection with such portion of the Loss, expense or action.

The foregoing indemnity agreement of this Section 4.a. is subject to the further condition that, insofar as it relates to any untrue statement or omission made in the Prospectus (or amendment or supplement thereto) that was eliminated or remedied in any subsequent amendment or supplement thereto, such indemnity agreement shall not inure to the benefit of an Indemnified Party from whom the person asserting any Losses purchased the Shares that are the subject thereof, if a copy of the Prospectus as so amended or supplemented was not sent or given to such person at or prior to the time the subscription of such person was accepted by the Fund, but only if a copy of the Prospectus as so amended or supplemented had been supplied to the Managing Dealer or the Broker prior to such acceptance.

b. The Managing Dealer will indemnify and hold harmless the Fund, its officers and trustees (including any person named in the Registration Statement, with his consent, as about to become a trustee), each other person who has signed the Registration Statement and each person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act (the “Fund Indemnified Persons”), from and against any Losses to which any of the Fund Indemnified Persons may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement, the Prospectus or any post-effective amendment or supplement to either or (ii) in any Blue Sky Application or (iii) in any Authorized Sales Materials; or (b) the omission to state in the Registration Statement, the Prospectus, any post-effective amendment or supplement to either or in any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that clauses (a) and (b) apply, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund by or on behalf of the Managing Dealer specifically for use with reference to the Managing Dealer in the preparation of the Registration Statement, the Prospectus, any post-effective amendment or supplement to either or in preparation of any Blue Sky Application or Authorized Sales Materials; or (c) any use of sales literature not authorized or approved by the Fund or any use of “broker-dealer use only” materials with members of the public by the Managing Dealer in the offer and sale of the Shares or any use of sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction; or (d) any untrue statement made by the Managing Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; or (e) the Managing Dealer’s material breach of any representation or warranty made by it to the Fund, or (f) is the result of the Managing Dealer’s, or its agents’ acting on its behalf, willful misfeasance, fraud, bad faith, or gross negligence with respect to its obligations under this Agreement; or (g) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the USA Patriot Act; or (h) any other failure to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. The Managing Dealer will reimburse the aforesaid parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending such Loss, expense or action. This indemnity agreement will be in addition to any liability that the Managing Dealer may otherwise have.

c. The Managing Dealer shall seek to cause each Broker to hold harmless the Fund, the Managing Dealer, each of their officers, trustees and directors (including any person named in the Registration Statement, with his consent, as about to become a trustee), each other person who has signed the Registration Statement and each person, if any, who controls the Fund or the Managing Dealer within the meaning of Section 15 of the Securities Act (the “Broker Indemnified Persons”) from and against any Losses to which a Broker Indemnified Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or (ii) in any Blue Sky Application or (iii) in any Authorized Sales Materials; or (b) the omission to state in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or in any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that clauses (a) and (b) apply, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund or the Managing Dealer by or on behalf of the Broker specifically for use with reference to the Broker in the preparation of the Registration Statement, the Prospectus, any post-effective amendment or supplement either or in preparation of any Blue Sky Application or Authorized Sales Materials; or (c) any use of sales literature not authorized or approved by the Fund or any use of “broker-dealer use only” materials with members of the public by the Broker in the offer and sale of the Shares or any use of sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction; or (d) any untrue statement made by the Broker or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; or (e) any material violation of this Agreement or the Selected Intermediary Agreement entered into between the Managing Dealer and the Broker; or (f) is the result of the Broker’s, or its agents’ acting on its behalf, willful misfeasance, fraud, bad faith, or gross negligence with respect to its obligations under this Agreement or the Selected Intermediary Agreement entered into between the Managing Dealer and the Broker; or (g) any failure or alleged failure to comply with all applicable laws, including, without limitation, laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the USA Patriot Act; or (h) any other failure or alleged failure to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. Each such Broker will reimburse each Broker Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, expense or action. This indemnity agreement will be in addition to any liability that such Broker may otherwise have.

d. Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, notify in writing the indemnifying party of the commencement thereof. The failure of an indemnified party to so notify the indemnifying party will relieve the indemnifying party from any liability under this Section 4 as to the particular item for which indemnification is then being sought, but not from any other liability that it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 4.e.) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party. Any indemnified party shall not be bound to perform or refrain from performing any act pursuant to the terms of any settlement of any claim or action effected without the consent of such indemnified party.

e. The indemnifying party shall pay all reasonable and documented legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties are unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

f. The indemnity agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Broker, or any person controlling any Broker or by or on behalf of the Fund, the Managing Dealer or any officer, trustee or director thereof, or by or on behalf of any person controlling the Fund or the Managing Dealer, (b) delivery of any Shares and payment therefor, and (c) any termination of this Agreement. A successor of any Broker or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits, and subject to the obligations of, the indemnity agreements contained in this Section 4.

5. Survival of Provisions.

a. The respective agreements, representations and warranties of the Fund and the Managing Dealer set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Managing Dealer or any Broker or any person controlling the Managing Dealer or any Broker or by or on behalf of the Fund or any person controlling the Fund, and (b) the acceptance of any payment for the Shares.

b. The respective agreements of the Fund and the Managing Dealer set forth in Sections 3.c. through 3.h. and Sections 4 through 14 of this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement.

6. Applicable Law. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Delaware; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in the State of Delaware.

7. Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

8. Successors and Amendment.

a. This Agreement shall inure to the benefit of and be binding upon the Managing Dealer and the Fund and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein. This Agreement shall inure to the benefit and be binding upon Brokers to the extent set forth in Sections 1 and 4 hereof and the provisions of the applicable Intermediary Agreement.

b. This Agreement may be amended by the written agreement of the Managing Dealer and the Fund.

9. Term and Termination. This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the board of trustees of the Fund, including the vote of a majority of the trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Servicing Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose. Any party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. The Agreement also may be terminated at any time, without the payment of any penalty, by vote of a majority of the Fund’s trustees who are not “interested persons”, as defined in the 1940 Act, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s distribution plan or this Agreement or by vote of a majority of the outstanding voting securities of the Fund, on not more than 60 days’ written notice to the Managing Dealer. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act.

Upon the Fund’s termination of this Agreement, (a) the Fund shall pay to the Managing Dealer all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Managing Dealer is or becomes entitled under Section 3 pursuant to the requirements of that Section 3 at such times as such amounts become payable pursuant to the terms of such Section 3, offset by any losses suffered by the Fund or any officer or trustee of the Fund arising from the Managing Dealer’s breach of this Agreement or an action that would otherwise give rise to an indemnification claim against the Managing Dealer under Section 4.b. herein, and (b) the Managing Dealer shall promptly deliver to the Fund all records and documents in its possession that relate to the Offering other than as required by law to be retained by the Managing Dealer. Managing Dealer shall use its commercially reasonable efforts to cooperate with the Fund to accomplish an orderly transfer of management of the Offering to a party designated by the Fund.

10. Confirmation. The Fund hereby agrees and assumes the duty to confirm on its behalf and on behalf of Brokers who sell the Shares all orders for purchase of Shares accepted by the Fund. Such confirmations will comply with the rules of the SEC and FINRA, and will comply with applicable laws of such other jurisdictions to the extent the Fund is advised of such laws in writing by the Managing Dealer.

11. Prospectus and Authorized Sales Materials. Managing Dealer agrees that it is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Managing Dealer further agrees (a) not to deliver any Authorized Sales Materials to any investor or prospective investor, to any intermediary that has not entered into a Selected Intermediary Agreement or Servicing Agreement, or to any representatives or other associated persons of such an intermediary, unless such materials are accompanied or preceded by the Prospectus as amended and supplemented, (b) not to show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Fund and marked “broker only”, “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (c) not to show or give to any investor or prospective investor in a particular jurisdiction (and will cause Brokers not to show or give to any investor or prospective investor in a particular jurisdiction, pursuant to the Selected Intermediary Agreement) any material or writing that is supplied to it by the Fund if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Managing Dealer, in its agreements with Brokers, will include requirements and obligations of the Brokers similar to those imposed upon the Managing Dealer pursuant to this section.

12. Suitability of Investors. The Managing Dealer, in its agreements with Brokers, will require that the Brokers offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Fund and will only make offers to persons in the jurisdictions in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Managing Dealer, in its agreements with Brokers, will require that the Broker comply with the provisions of all applicable rules and regulations relating to suitability of investors, including, without limitation, the provisions of Exchange Act Rule 15l-1 (“Regulation Best Interest”) and Article III of the Omnibus Guidelines and applicable laws of the jurisdiction of which such investor is a resident. The Managing Dealer, in its agreements with Brokers, will require that the Brokers shall sell Shares only to those persons who are eligible to purchase such shares as described in the Prospectus and only through those Brokers who are authorized to sell such shares. The Managing Dealer, in its agreements with the Brokers, shall require the Brokers to maintain, for at least six years, a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares.

13. Submission of Orders. The Managing Dealer will require in its agreements with each Broker that each Broker comply with the submission of orders procedures set forth in the form of Selected Intermediary Agreement attached as Exhibit “A” to this Agreement. To the extent the Managing Dealer is involved in the distribution process other than through a Broker, the Managing Dealer will comply with such submission of orders procedures, and will require each person desiring to purchase Shares in the Offering to complete and execute a subscription agreement in the form filed as an appendix to the Prospectus (a “Subscription Agreement”) in the form provided by the Fund to the Managing Dealer for use in connection with the Offering and to deliver to the Managing Dealer or as otherwise directed by the Managing Dealer such completed and executed Subscription Agreement together with an instrument of payment in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Subscription Agreements and instruments of payment will be transmitted by the Managing Dealer to the Fund, as soon as practicable, but in any event by the end of the second business day following receipt by the Managing Dealer. If the Managing Dealer receives a Subscription Agreement or instrument of payment not conforming to the instructions set forth in the form of Selected Intermediary Agreement, the Managing Dealer shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than the end of the next business day following its receipt. Instruments of payment of rejected subscribers will be promptly returned to such subscribers.

14. Notice. Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Managing Dealer:	AMG Distributors, Inc. Attn: Legal and Compliance 680 Washington Blvd., Suite 500 Stamford, CT 06901 Email: amgfcco@amg.com

If to the Fund:

AMG Comvest Senior Lending Fund

c/o Comvest Credit Managers, LLC

Attn: Chief Financial Officer and Corporate Secretary

360 S. Rosemary Avenue, Suite 1700

West Palm Beach, FL 33401

Emails: C.Rodriguez@comvest.com

Maureen.Kerrigan@amg.com

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

AMG COMVEST SENIOR LENDING FUND

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

AMG DISTRIBUTORS, INC.

By:
Name:
Title:

EXHIBIT A

SELECTED INTERMEDIARY AGREEMENT

Ladies and Gentlemen:

AMG Distributors, Inc., as the managing dealer (“Managing Dealer”) for AMG Comvest Senior Lending Fund (the “Fund”), a Delaware statutory trust, invites you (the “Broker”) to participate in the distribution of common shares of beneficial interest, $0.001 par value per share, of the Fund (“Common Shares”) subject to the following terms:

I. Managing Dealer Agreement

The Managing Dealer has entered into a Managing Dealer Agreement (the “Managing Dealer Agreement”) with the Fund dated [ ], 2024, attached hereto as Exhibit “A.” Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Managing Dealer Agreement.

As described in the Managing Dealer Agreement, the Fund has filed one or more registration statements with the SEC (each, a “Registration Statement”) to register an ongoing offering (each, an “Offering”) of Common Shares, which may consist of various classes of common shares of beneficial interest (the “Shares”).

In this Agreement, unless explicitly stated otherwise, “the Registration Statement” means, at any given time, the current effective registration statement, as may be amended or supplemented from time to time. In this Agreement, unless explicitly stated otherwise, “the Offering” means, at any given time, an offering covered by a Registration Statement and “Shares” means the Shares being offered in an Offering. In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.

By your acceptance of this Agreement, you will become one of the Brokers referred to in the Managing Dealer Agreement between the Fund and the Managing Dealer and will be entitled and subject to the indemnification provisions contained in the Managing Dealer Agreement, including the provisions of Section 4 of the Managing Dealer Agreement wherein the Brokers severally agree to indemnify and hold harmless the Fund, the Managing Dealer and each officer and director thereof, and each person, if any, who controls the Fund or the Managing Dealer within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Broker acknowledges that the Managing Dealer’s liability for the shareholder servicing and/or distribution fee is limited solely to the proceeds of the shareholder servicing and/or distribution fee receivable from the Fund, and Broker hereby waives any and all rights to receive any reallowance of the shareholder servicing and/or distribution fee due until such time as the Managing Dealer is in receipt of the shareholder servicing and/or distribution fee from the Fund.

The Broker hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Broker an employee, agent, representative or partner of the Managing Dealer or of the Fund, and the Broker is not authorized to act for the Managing Dealer or the Fund or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.

II. Submission of Orders

Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to the Broker such completed and executed Subscription Agreement, which Broker shall transmit to the Transfer Agent together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. If applicable, those persons who purchase Shares will be instructed by the Broker to make their instruments of payment payable to or for the benefit of “AMG Comvest Senior Lending Fund.” Subscriptions to purchase our Common Shares may be made on an ongoing basis, but investors may only purchase our Common Shares pursuant to accepted subscription orders as of the first day of each month (based on the NAV per share as determined as of the previous day, being the last day of the preceding month), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order, including satisfying any additional requirements imposed by the subscriber’s broker, and payment of the full purchase price of our Common Shares being subscribed at least five business days prior to the first day of the month (unless waived by the Managing Dealer). Any tender offer requests must be made in accordance with the applicable procedures described in the Fund’s Registration Statement, the Fund’s Share Repurchase Program described in the Registration Statement (the “Plan”), and applicable law, rules and regulations. The parties acknowledge and agree that a tender offer is not received in “good order” unless the tender offer and all required documentation is complete and received by the Fund’s transfer agent by the applicable tender offer deadline described in the Fund’s tender offer documents or otherwise specified by the Fund in writing.

If the Broker receives a Subscription Agreement [or instrument of payment] not conforming to the foregoing instructions, the Broker shall return such Subscription Agreement [and instrument of payment] directly to such subscriber not later than the end of the next business day following its receipt. Subscription Agreements and instruments of payment received by the Broker which confirm to the foregoing instructions shall be transmitted to the Transfer Agent within the time frames specific above.

III. Pricing

Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Primary Shares shall generally be offered to the public at a purchase price payable in cash equal to the Fund’s then-current net asset value (“NAV”) per share applicable to the class of Shares being purchased (as calculated in accordance with the procedures described in the Prospectus). Broker may also charge transaction or other fees, including upfront placement fees or brokerage commissions, in connection with the sale of Shares as described in Schedule I attached hereto. For shareholders who participate in the Fund’s Dividend Reinvestment Plan (“DRIP”), the cash distributions attributable to the class of Shares that each shareholder owns will be automatically re-invested in additional shares of the same class unless the shareholder notifies the Fund in writing at least 20 business days prior to the distribution date fixed by the Board for such dividend that they instead desire to receive their distributions in cash. The DRIP Shares will be issued and sold to shareholders of the Fund at a purchase price equal to the most recent available NAV per share for such shares at the time the distribution is payable. Minimum purchase amounts for each class of Shares shall be as set forth in the Prospectus. The Shares are nonassessable.

IV. Brokers’ Compensation

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales and ongoing shareholder services rendered by Broker hereunder, Broker is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.

V. Representations, Warranties and Covenants of Broker

In addition to the representations and warranties found elsewhere in this Agreement, Broker represents, warrants and agrees that:

(i)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Broker is organized.

(ii)

It is empowered under applicable laws and by Broker’s organizational documents to enter into this Agreement and perform all activities and services of the Broker provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Broker’s ability to perform under this Agreement.

(iii)

The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Broker is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize Broker to enter into and perform this Agreement.

(v)

It will promptly investigate material incidents of unauthorized access to or loss of client data maintained by the Broker (“Data Breach”) and, unless prohibited by applicable law or if it would compromise the Broker’s investigation, notify the Managing Dealer as soon as reasonably practicable after becoming aware of any Data Breach.

(vi)

It shall notify Managing Dealer, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Broker or its principals, affiliates, officers, directors, employees or agents, or any person who controls Broker, within the meaning of Section 15 of the Securities Act.

(vii)

Except for those jurisdictions listed on Schedule III hereto, Broker will not offer, sell or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or United States territories unless the Broker receives prior written consent from Managing Dealer.

(viii)	Broker acknowledges that the Managing Dealer will enter into similar agreements with other broker-dealers, which does not require the consent of Broker.

(ix)

Broker represents that it is a broker-dealer registered with FINRA and (effective August 20, 2017) subject to FINRA Rule 2030 (“Rule 2030”). Broker represents that it has policies and procedures to ensure compliance with Rule 2030 and is currently in compliance with Rule 2030. Moreover, Broker represents that neither it nor any of its Covered Associates (i.e., (i) any general partner, managing member or executive officer of Broker, as well as any person with a similar status or function, (ii) any associated person of Broker who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Broker who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Broker or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Broker from engaging in solicitation activities for compensation under Rule 2030 (a “Triggering Contribution”). Broker hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate Rule 2030 while engaged hereunder. If Broker breaches this provision and becomes aware of a Triggering Contribution or a violation of Rule 2030, it shall promptly provide written notice to the Managing Dealer of the nature of the ban or violation.

(x)

Broker represents that Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account. Any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules.

(xi)

Broker further represents, warrants and covenants that neither Broker, nor any person associated with Broker, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Prospectus, including minimum income and net worth standards; (b) applicable laws of the jurisdiction of which such investor is a resident; (c) applicable provisions of Regulation Best Interest; or (d) applicable FINRA rules. The Broker agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, Broker, or a person associated with the

Broker, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Fund) concerning his or her age, investment objectives, other investments, financial situation and needs and any other information known to the Broker, or person associated with the Broker, that (i) the investor can reasonably benefit from an investment in the Shares based on the investor’s overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor’s overall financial situation and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his or her entire investment in the Shares, (C) the lack of liquidity of the Shares, (D) the background and qualifications of the persons responsible for directing and managing the Fund and (E) the tax consequences of an investment in the Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account. The Broker further represents, warrants and covenants that the Broker, or a person associated with the Broker, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by the Broker, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereafter established.

VI. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Fund, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or without the required instrument of payment in full payment for the Shares. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Fund is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Fund reserves the right to cancel the sale without notice.

VII. Prospectus and Authorized Sales Materials; Compliance with Laws

Broker is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Managing Dealer will supply Broker with a link to the Fund’s publicly accessible website (www.[wealth.amg].com) where the Broker may obtain the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors. Broker agrees that it shall have delivered (i) to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Managing Dealer and (ii) to each investor that subscribes for an order to purchase Shares, as of the time the Fund accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Managing Dealer. The Broker agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Broker agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Managing Dealer and marked “broker only”, “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Broker agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Managing Dealer if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Broker agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Fund or the Managing Dealer bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Broker further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Managing Dealer or the Fund in writing. The Broker agrees, if the Managing Dealer so requests, to furnish a copy of any final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Broker will deliver a Prospectus in connection with transactions in the Shares for a period of ninety (90) days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Broker, and in offering and selling Shares, the Broker agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Broker pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, as amended (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury, and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Broker, the Broker agrees to pay the Broker’s proportionate share of any claim, demand or liability asserted against the Broker and the other Brokers on the basis that such Brokers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Broker’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

Broker and the Managing Dealer further agree to the following terms:

(i)

Broker agrees that it (1) will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures, (2) will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Authorized Sales Materials and electronic signature of the Subscription Agreement, (3) will comply with all of the applicable requirements set forth in the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures (the “Statement of Policy”), (4) will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy, (5) acknowledges that it is acting as an agent of the Fund only with respect to the delivery of the Prospectus and Authorized Sales Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent its actions are in compliance with the Statement of Policy and the Intermediary Agreement and (6) will also comply, as applicable, with The Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transaction Act and any other applicable law.

(ii)

In consideration of the foregoing, the Managing Dealer hereby agrees that it will not reject a subscription on account of an electronic signature if such signature was obtained in the manner set forth in this Section VII.

VIII. License and Association Membership

The Broker’s acceptance of this Agreement constitutes a representation to the Fund and the Managing Dealer that the Broker is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations, and foreign laws (including the laws of the jurisdictions listed on Schedule III), if applicable, and in all states or jurisdictions where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Broker ceases to be a member in good standing of FINRA. The Broker agrees to notify the Managing Dealer immediately if the Broker ceases to be a member in good standing of FINRA. The Broker also hereby agrees to abide by the Rules of FINRA, including FINRA Rules 2040, 2111, 2121, 2310, 5110 and 5141.

IX. Limitation of Offer; Suitability

The Broker will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Fund or the Managing Dealer and will only make offers to persons in the jurisdictions in which it is advised in writing by the Managing Dealer that the Shares are qualified for sale or that such qualification is not required and in which the Broker has all required licenses and registrations to offer Shares in such jurisdictions (including the jurisdictions listed on Schedule III). In offering Shares, the Broker will comply with the provisions of the Rules set forth in the FINRA Manual, Exchange Act Rule 15l-1 (“Regulation Best Interest”), as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C and Article III.E of the Omnibus Guidelines Statement of Policy of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) adopted on March 29, 1992 and as amended on May 7, 2007. Nothing contained in this section shall be construed to relieve the Broker of its suitability obligations under Regulation Best Interest, FINRA Rule 2111 or FINRA Rule 2310.

The Broker will sell Class S shares, Class D shares, Class F shares and Class I shares only to the extent approved by the Managing Dealer as set forth on Schedule I to this Agreement, and to the extent approved to sell Class D shares, Class F shares and Class I shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase Class D shares, Class F shares and Class I shares as described in the Prospectus. Nothing contained in this Agreement shall be construed to impose upon the Fund or the Managing Dealer the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. Broker shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Broker’s customer and such customer’s completed and executed Subscription Agreement. The Broker agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA, and (c) the NASAA Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six (6) years from the date of the sale of the Shares. The Broker further agrees to make the Suitability Records available to the Managing Dealer and the Fund upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Broker’s receipt of a subpoena or other appropriate document request from such agency.

The Broker further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

X. Disclosure Review; Confidentiality of Information

The Broker agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Broker shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Broker relies upon the results of any inquiry conducted by another member or members of FINRA, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Managing Dealer or a sponsor or an affiliate of the sponsor of the Fund.

It is anticipated that (i) the Broker and Broker’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of the Broker that are conducting a due diligence inquiry on behalf of the Broker and (ii) persons or committees, as the case may be, responsible for determining whether the Broker will participate in the Offering ((i) and (ii) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Fund, the Managing Dealer, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Fund, the Managing Dealer, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Fund, the Managing Dealer, or their respective affiliates; (iii) information concerning the business and affairs of the Fund, the Managing Dealer, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented); (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Broker agrees to keep, and to cause its Diligence Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Broker’s due diligence inquiry. The Broker agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to the Broker’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Broker further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Broker’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Broker’s confidentiality obligation. The Broker acknowledges that Broker or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Fund, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Broker acknowledges that Broker or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Fund, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Broker acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Fund to comply therewith.

Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Fund or the Managing Dealer, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Broker shall notify the Managing Dealer in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI. Broker’s Compliance with Anti-Money Laundering Rules and Regulations

The Broker hereby represents that it has complied and will comply with Section 326 of the USA Patriot Act and the implementing rules and regulations promulgated thereunder in connection with brokers’ anti-money laundering obligations. The Broker hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA Patriot Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, Broker agrees to verify the identity of its new customers; to maintain customer records; and to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Broker will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. Broker will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Managing Dealer at any time, the Broker hereby agrees to furnish (a) a copy of its AML Program to the Managing Dealer for review, and (b) a copy of the findings and any remedial actions taken in connection with the Broker’s most recent independent testing of its AML Program. The Broker agrees to notify the Managing Dealer immediately if the Broker is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII. Privacy

The Broker agrees as follows:

The Broker agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act, as amended (“FCRA”), and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, Broker may share with the Fund and the Fund may share with Broker nonpublic personal information (as defined under the GLBA) of customers of Broker. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. Broker shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Broker served as the broker of record for such customer’s account. Broker, the Managing Dealer and the Fund shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA), or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, Broker agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

Broker shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event Broker, the Managing Dealer or the Fund expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

Broker shall implement commercially reasonable measures in compliance with industry best practices designed: (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Broker further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Broker provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII. Broker’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Broker acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and repurchase of the Shares, which significantly limit the liquidity of an investment in the Shares. The Broker also acknowledges that the Plan provides only a limited opportunity for investors to have their Shares purchased by the Fund and that the Fund’s board of trustees may, in its sole discretion, amend, suspend, or terminate the Plan at any time in accordance with the terms of the Plan. The Broker hereby agrees that so long as the Fund is offering Shares under a Registration Statement filed with the SEC and the Fund has not listed the Shares on a national securities exchange, the Broker will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Managing Dealer.

XIV. Arbitration

Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16)). The parties will request that the arbitrator or arbitration panel (the

“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.

XV. Termination

The Broker will suspend or terminate its offer and sale of Shares upon the request of the Fund or the Managing Dealer at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Fund or the Managing Dealer. Any party may terminate this Agreement by written notice. Such termination shall be effective forty-eight (48) hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Managing Dealer by written notice to the Broker, and any such amendment shall be deemed accepted by the Broker upon placement of an order for sale of Shares by such Broker’s customer after the Broker has received such notice.

This Agreement also may be terminated at any time, without the payment of any penalty, by vote of a majority of the Fund’s trustees who are not “interested persons”, as defined in the 1940 Act, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s distribution plan or this Agreement or by vote of a majority of the outstanding voting securities of the Fund, on not more than 60 days’ written notice to the Managing Dealer. This Agreement will automatically terminate in the event of any assignment, as such term is defined in the 1940 Act, that does not comply with Section XXII below.

The respective agreements and obligations of the Managing Dealer and Broker set forth in Sections IV, VI, VII, and XIII through XIX of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XVI. Use of Fund and AMG and Comvest Names

Broker shall not use the name or identifying marks of the Fund, the Managing Dealer, “AMG”, or “Comvest” (or any combination or derivation thereof, including any name adopted in the future) in any communication to the public or any third party without the prior written consent of the Fund, or the Managing Dealer, as applicable. Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Managing Dealer and/or its respective affiliates of such consent. The respective parties reserve the right to withdraw their consent to the use of the Fund’s name at any time and to request to review any materials generated by the Broker that use the Fund’s or AMG Comvest’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.

XVII. Notice

Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier, or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Managing Dealer:	AMG Distributors, Inc. Attn: amgfcco@amg.com 680 Washington Blvd., Suite 500 Stamford, CT 06901

If to the Fund:	AMG Comvest Senior Lending Fund c/o [ ] 360 S. Rosemary Avenue, Suite 1700 West Palm Beach, FL 33401

If to Broker:	To the address specified by the Broker herein.

XVIII. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Broker and countersigned by the Managing Dealer. Venue for any action (including arbitration) shall lie exclusively in New York, New York.

XIX. No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Broker as an employee, agent or representative of, or in association with or in partnership with, the Managing Dealer, the Fund or the other Brokers; instead, this Agreement shall only constitute the Broker as a Broker authorized by the Managing Dealer to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.

XX. Changes; Amendments

Except as specifically provided in this Section XX, this Agreement may be changed or amended only by written instrument signed by all parties.

In the event of a change in law, regulation or other regulatory guidance which affects this Agreement, Broker authorizes the Managing Dealer to amend this Agreement in order to comply with the requirements of any such law, regulation or other regulatory guidance. Broker agrees that such amendment shall automatically become effective upon the execution of the first transaction Broker or its customer executes with the Fund thirty (30) calendar days after receipt of the amendment (or sooner, if required to comply with applicable law) and that the amendment shall not require the signature of Broker in order to be effective.

XXI. Entire Agreement

This Agreement (including any Schedules and Exhibits hereto) are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

XXII. Successors and Assigns

No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Managing Dealer, and Broker and their respective successors and permitted assigns.

XXIII. Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

XXIV. Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement, including all exhibits. Each party may execute this Agreement by applying an electronic signature using DocuSign or any similar electronic signature program and acknowledges, agrees and confirms that the use of such an electronic signature program (a) shall result in a reliable and valid delivery of such party’s signature to this Agreement; and (b) shall constitute reasonable steps on the part of the other party to this Agreement to verify the reliability of such signature.

THE MANAGING DEALER:

AMG DISTRIBUTORS, INC.

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	IDENTITY OF BROKER:

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:
Licensed as broker-dealer Yes No
If no, list all States licensed As broker-dealer:

Tax ID #

2.	Person to receive notices delivered pursuant to the Selected Intermediary Agreement.

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE BROKER:

(Broker’s Firm Name)

By:
Signature

Name:

Title:

Date:

SCHEDULE I

ADDENDUM

TO

SELECTED INTERMEDIARY AGREEMENT WITH

AMG DISTRIBUTORS, INC.

Name of Broker:

The following reflects the transaction or other fee arrangements and shareholder servicing and/or distribution fees as agreed upon between AMG Distributors, Inc. (the “Managing Dealer”) and Broker, effective as of the effective date of the Selected Intermediary Agreement (the “Agreement”) between the Managing Dealer and Broker in connection with the offering of Shares of AMG Comvest Senior Lending Fund (the “Fund”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement.

Brokerage Transaction Fee

Broker may charge a transaction or other fee, including upfront placement fees or brokerage commissions, on sales of Shares, as set forth in “Share Class Election” below, to the extent the Prospectus discloses that such brokerage commissions or fees may be charged for the relevant class of Shares. Broker represents that Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account. Any transaction or other fee, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules. Purchases and sales of such Shares may only be executed as purchases or repurchases between the customer and the Fund. Broker shall not execute trades of Shares between customers.

Terms and Conditions of the Shareholder Servicing and/or Distribution Fees.

The payment of the shareholder servicing and/or distribution fee to Broker is subject to the terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. If Broker elects to sell Class S shares, Class F shares and/or Class D shares, eligibility to receive the shareholder servicing and/or distribution fee with respect to the Class S shares, Class F shares and/or Class D shares, as applicable, sold by the Broker is conditioned upon the Broker acting as broker of record with respect to such Shares and complying with the requirements set forth below, including providing shareholder and account maintenance services with respect to such Shares. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.

(i) the existence of an effective Selected Intermediary Agreement or ongoing Servicing Agreement between the Managing Dealer and the Broker, and

(ii) the provision of the following services with respect to the Class S shares, Class F shares and/or Class D shares, as applicable, by the Broker:

1.	assistance with recordkeeping, including maintaining records for and on behalf of Broker’s customers reflecting transactions and balances of Shares owned,

2.	answering investor inquiries regarding the Fund, including distribution payments and reinvestments,

3.	helping investors understand their investments upon their request, and

4.	facilitating tender offer requests.

The Broker hereby represents by its acceptance of each payment of the shareholder servicing and/or distribution fee that it complies with each of the above requirements and is providing the above-described services.

Subject to the conditions described herein, the Managing Dealer will reallow to Broker the shareholder servicing and/or distribution fee in an amount described below, on Class S shares, Class F or Class D shares, as applicable, sold by Broker. To the extent payable, the shareholder servicing and/or distribution fee will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the shareholder servicing and/or distribution fee, the Broker’s compliance with the listed conditions, and/or the portion retained by the Managing Dealer will be made by the Managing Dealer in its sole discretion.

Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Broker is no longer the intermediary of record with respect to such Class S, Class F or Class D shares or the Broker no longer satisfies any or all of the conditions set forth above, then Broker’s entitlement to the shareholder servicing and/or distribution fee related to such Class S, Class F and/or Class D shares, as applicable, shall cease in, and Broker shall not receive the shareholder servicing and/or distribution fee for, that month or any portion thereof (i.e., shareholder servicing and/or distribution fees are payable with respect to an entire month without any proration). Intermediary transfers will be made effective as of the start of the first business day of a month.

Thereafter, such shareholder servicing and/or distribution fee will be reallowed to the then-current intermediaries of record of the Class S, Class F and/or Class D shares, as applicable, if any such intermediary of record has been designated (the “Servicing Broker”), to the extent such Servicing Broker has entered into a Selected Intermediary Agreement or similar agreement with the Managing Dealer (“Servicing Agreement”) and such Selected Intermediary Agreement or Servicing Agreement with the Servicing Broker provides for such reallowance. In this regard, all determinations will be made by the Managing Dealer in good faith in its sole discretion. The Broker is not entitled to any shareholder servicing and/or distribution fee with respect to Class I shares. The Managing Dealer will reallow all of the shareholder servicing and/or distribution fee to other intermediaries who provide services with respect to the Shares (who shall be considered additional Servicing Brokers) pursuant to a Servicing Agreement with the Managing Dealer to the extent such Servicing Agreement provides for such reallowance and such additional Servicing Broker is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Servicing Agreement.

Unless otherwise disclosed in the Prospectus, at the end of the month in which the Managing Dealer in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to any single share held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Managing Dealer or Broker), the Managing Dealer shall cease receiving the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares, Class F shares and Class D shares in such shareholder’s account, in the Managing Dealer’s discretion. At the end of such month, the applicable Class S shares, Class F or Class D shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S, Class F or Class D shares.

In addition, the Fund and the Managing Dealer will cease paying the shareholder servicing and/or distribution fee on Class S shares, Class F and Class D shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I shares, (ii) the merger or consolidation of the Fund with or into another entity, or the sale or other disposition of all or substantially all of the Fund’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including transaction or other fees, including upfront placement fees or brokerage commissions, the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Primary Shares sold in such Offering. For purposes of this Schedule I, the portion of the shareholder servicing and/or distribution fee accruing with respect to Class S, Class F and Class D shares of the Fund’s common shares issued (publicly or privately) by the Fund during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.

General

Shareholder servicing and/or distribution fees due to the Broker pursuant to this Agreement will be paid to the Broker within 30 days after receipt by the Managing Dealer. The Broker, in its sole discretion, may authorize Managing Dealer to deposit shareholder servicing and/or distribution fees or other payments due to it pursuant to this Agreement directly to its bank account. If the Broker so elects, the Broker shall provide such deposit authorization and instructions in Schedule II to this Agreement.

The parties hereby agree that the foregoing shareholder servicing and/or distribution fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Primary Shares, that the Broker’s interest in the Offering is limited to such shareholder servicing and/or distribution fee from the Managing Dealer and the Broker’s indemnity referred to in Section 4 of the Managing Dealer Agreement, and that the Fund is not liable or responsible for the direct payment of such shareholder servicing and/or distribution fee to the Broker.

Except as otherwise described under “Brokerage Transaction Fee” above, the Broker waives any and all rights to receive compensation, including the shareholder servicing and/or distribution fee, until it is paid to and received by the Managing Dealer. Broker acknowledges and agrees that, if the Fund pays shareholder servicing and/or distribution fees to the Managing Dealer, the Fund is relieved of any obligation for shareholder servicing and/or distribution fees to Broker. The Fund may rely on and use the preceding acknowledgement as a defense against any claim by Broker for shareholder servicing and/or distribution fees the Fund pays to Managing Dealer but that Managing Dealer fails to remit to Broker. The Broker affirms that the Managing Dealer’s liability for the shareholder servicing and/or distribution fee is limited solely to the proceeds of the shareholder servicing and/or distribution fee receivable from the Fund and Broker hereby waives any and all rights to receive any reallowance of the shareholder servicing and/or distribution fee due until such time as the Managing Dealer is in receipt of the shareholder servicing and/or distribution fee from the Fund. Notwithstanding the above, Broker affirms that, to the extent that Broker retains transaction or other fees, including upfront placement fees or brokerage commissions, as described above under “Brokerage Transaction Fee,” neither the Fund nor the Managing Dealer shall have liability for such brokerage commission or other transaction based fee payable to the Broker, and the Broker is solely responsible for retaining the brokerage commissions or other similar transaction based fees due to the Broker from the subscription funds received by the Broker from its customers for the purchase of Shares in accordance with the terms of this Agreement.

Notwithstanding anything herein to the contrary, Broker will not be entitled to receive any transaction or other fees, including upfront placement fees or brokerage commissions, or shareholder servicing and/or distribution fee which would cause the aggregate amount of transaction or other fees, including upfront placement fees or brokerage commissions, transaction based fees, shareholder servicing and/or distribution fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Offering.

Broker shall furnish Managing Dealer and the Fund with such information as shall reasonably be requested by the Fund with respect to the fees paid to Broker pursuant to this Schedule I, and Broker shall notify Managing Dealer if Broker is not eligible to receive transaction or other fees, including upfront placement fees or brokerage commissions, shareholder servicing and/or distribution fees at the time of purchase.

Due Diligence

In addition, as set forth in the Prospectus, the Managing Dealer or, in certain cases at the option of the Fund, the Fund, will pay or reimburse the Broker for reasonable bona fide due diligence expenses incurred by the Broker in connection with the Offering. Such due diligence expenses may include customary travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Broker and its personnel when visiting the Fund’s offices to verify information relating to the Fund. The Broker shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Managing Dealer for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized invoice being sent to [fundbilling@amg.com]. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to Broker and other brokers, together with all other organization and offering expenses, respectively, defined under Omnibus Guidelines and FINRA rules, to exceed ten percent (10%) and fifteen percent (15%), respectively, of the Fund’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election

CHECK EACH APPLICABLE BOX BELOW IF THE BROKER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

☐ Class S Shares	☐ Class D Shares	☐ Class I Shares	☐ Class F Shares

The following reflects the transaction or other fee, including upfront placement fees or brokerage commissions, arrangement and shareholder servicing and/or distribution fee as agreed upon between the Managing Dealer and the Broker for the applicable Share Class.

(Initials)

No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 3.5% of the NAV per Class S share sold in the Offering

By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S shares.
(Initials)	Shareholder servicing and/or distribution fee of 0.85% per annum of the aggregate NAV of outstanding Class S shares as of the beginning of the first calendar day of each month

By initialing here, the Broker agrees to the terms of eligibility for the shareholder servicing and/or distribution fee set forth in this Schedule I with respect to Class S shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the shareholder servicing and/or distribution fee with respect to Class S shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the shareholder servicing and/or distribution fee that it complies with each of the above requirements.

(Initials)

No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 1.5 % of the NAV per Class D share sold in the Offering

By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D shares.
(Initials)	Shareholder servicing fee of 0.25% per annum of the aggregate NAV of outstanding Class D shares as of the beginning of the first calendar day of each month

By initialing here, the Broker agrees to the terms of eligibility for the shareholder servicing and/or distribution fee set forth in this Schedule I with respect to Class D shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the shareholder servicing fee with respect to Class D shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the shareholder servicing fee that it complies with each of the above requirements.

(Initials)

No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to 2.0% of the NAV per Class F share sold in the Offering.

By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class F shares.
(Initials)	Shareholder servicing and/or distribution fee of 0.50% per annum of the aggregate NAV of outstanding Class F shares as of the beginning of the first calendar day of each month.

By initialing here, the Broker agrees to the terms of eligibility for the shareholder servicing and/or distribution fee set forth in this Schedule I with respect to Class F shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the shareholder servicing and/or distribution fee with respect to Class F shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the shareholder servicing and/or distribution fee that it complies with each of the above requirements.

WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“MANAGING DEALER”

AMG Distributors, Inc.

By:

Name:

Title:

“BROKER”

(Print Name of Broker)

By:

Name:

Title:

SCHEDULE II

TO

SELECTED INTERMEDIARY AGREEMENT WITH

AMG DISTRIBUTORS, INC.

NAME OF ISSUER: AMG COMVEST SENIOR LENDING FUND

NAME OF BROKER:

SCHEDULE TO AGREEMENT DATED:

Broker hereby authorizes the Managing Dealer or its agent to deposit shareholder servicing and/or distribution fee and other payments due to it pursuant to the Selected Intermediary Agreement to its bank account specified below. This authority will remain in force until Broker notifies the Managing Dealer in writing to cancel it. In the event that the Managing Dealer deposits funds erroneously into Broker’s account, the Managing Dealer is authorized to debit the account with no prior notice to Broker for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

“BROKER”

(Print Name of Broker)

By:

Name:

Title:

SCHEDULE III

TO

SELECTED INTERMEDIARY AGREEMENT WITH

AMG DISTRIBUTORS, INC.

[Jurisdictions]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.

“MANAGING DEALER”

AMG DISTRIBUTORS, INC.

By:

Name:

Title:

“BROKER”

(Print Name of Broker)

By:

Name:

Title: